Exhibit D

Execution  Version

INTERIM INVESTOR AGREEMENT

This Interim Investor Agreement (the “Agreement”) is made as of October 11, 2023 by and among Mr. Sizhen Wang (the “Founder”), Tianjin Kangyue Business Management Partnership (Limited Partnership) (“Tianjin Kangyue”), CICC Healthcare Investment Fund, L.P. (“CICC Healthcare,” and together with Tianjin Kangyue, collectively, “CICC”), Surrich International Company Limited (“Wuxi Capital”), Wuxi Huihongyingkang Investment Partnership (Limited Partnership) (“Wuxi Huishan”), CCB (Beijing) Investment Fund Management Co., Ltd. (“CCB”)  and Wealth Strategy Holding Limited (“Wealth Strategy”, together with CICC, Wuxi Capital, Wuxi Huishan and  CCB, collectively, “Investor Members”), New Genetron Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and Genetron New Co Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”). The Founder and the Investor Members shall be collectively referred to hereinafter as the “Consortium” and individually as a “Consortium Member.” Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, Genetron Holdings Limited (the “Company”), Parent, and Merger Sub, have executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders (including certain Consortium Members and/or their respective Affiliates) have executed a Support Agreement in favor of Parent, pursuant to which each Rollover Shareholder agrees to, among other obligations, (i) cancel all of their rollover shares as defined therein (the “Rollover Shares” of such Rollover Shareholder) for no cash consideration in the Merger, (ii) subscribe for newly issued ordinary shares of Parent immediately prior to the Closing (the transactions described in (i) and (ii), the “Equity Rollover” of such Rollover Shareholder) and (iii) vote in favor of approval of the Merger Agreement, the Plan of Merger and the Transactions, in each case in accordance with the terms of the Support Agreement. The number of the Rollover Shares of each Consortium Member is set out against its name in column (B) of Schedule 1 hereto.

WHEREAS, on the date hereof, certain Consortium Members, namely Tianjin Kangyue, CICC Healthcare, Wuxi Capital, Wuxi Huishan, CCB and Wealth Strategy have executed equity commitment letters in favor of Parent (the “Equity Commitment Letters”), pursuant to which each such Consortium Member or its Affiliate agrees, subject to the terms and conditions set forth therein, to make an equity investment in Parent (the “Equity Commitment” of such Consortium Member) immediately prior to the Closing in connection with the Transactions. The amount of the Equity Commitment of each Consortium Member is set out against its name in column (C) of Schedule 1 hereto.

WHEREAS, on the date hereof, each of Tianjin Kangyue, CICC Healthcare, Wuxi Capital, Wuxi Huishan, CCB and Wealth Strategy has executed a limited guarantee (each a “Limited Guarantee”, and collectively, the “Limited Guarantees”) in favor of the Company or a designated wholly owned Subsidiary of the Company with respect to certain obligations of Parent under the Merger Agreement.

WHEREAS, the parties wish to agree to certain terms and conditions that will govern the actions of the Parent and the relationship among the parties with respect to the Transactions.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereby agree as follows:

1.	INTERIM COVENANTS

1.1 From the date of this Agreement until the Closing, Parent and the Merger Sub shall not, and the Founder shall cause Parent and the Merger Sub not to, (i) determine that the closing conditions under the Merger Agreement, any other Transaction Document and other documents in connection therewith have been satisfied, or amend or waive any such closing condition, (ii) terminate the Merger Agreement, any other Transaction Document and other documents in connection therewith, or (iii) amend or modify the Merger Agreement, any other Transaction Document and other documents in connection therewith so as to (u) increase or modify in a manner adverse to Parent, Merger Sub or the Investor Members the form or amount of the Merger Consideration or increase in any way the obligations under the Equity Commitment Letters, (v) modify or waive, in a manner adverse to Parent, Merger Sub or the Investor Members, any provisions relating to the Parent Termination Fee or the aggregate cap on monetary damages recoverable by the Company, or otherwise increase the scope or amount of potential liability of Parent, Merger Sub or the Investor Members, (w) materially modify the structure of the Transactions, (x) extend the Long Stop Date, (y) modify treatment of the Company’s equity awards specified in Section 2.02 of the Merger Agreement, or (z) modify or grant any waiver or consent with respect to any matter set forth in Sections 5.01(b), 5.01(j)(iv), 5.01(j)(v) and 5.01(t) (only to the extent relating to the matters described in Sections 5.01(b), 5.01(j)(iv) or 5.01(j)(v)) of the Merger Agreement, or (iv) modify the Merger Agreement, or grant any consent with respect to or waiver of any provision of the Merger Agreement in a manner that has a material and adverse impact on any Investor Member that is disproportionate to the impact on the other Consortium Members, in each case of (i) through (iii), without the prior written consent of each Investor Member, and in the case of (iv), without the prior written consent of the materially and adversely impacted Investor Member, in each case subject to Section 6.2.

1.2 From the date hereof until the Closing, except with the prior written consent of each Investor Member or as specifically required by any of the Transaction Documents, the Founder, Parent and Merger Sub shall not issue (in the Founder’s case cause to be issued), transfer or encumber (or take any action to attempt to transfer or encumber) any or all of the Equity Securities of Parent or Merger Sub (or any beneficial interest therein) in any way, and Parent and Merger Sub shall not, and the Founder and Parent shall procure that each of Parent and Merger Sub shall not, (i) increase, reduce, cancel or transfer any of its registered capital, purchase or redeem any shares or grant any convertible securities, options or warrants over any portion of its share capital; (ii) alter, amend or supplement any of its charter documents; (iii) merge or consolidate with other Person, or participate in any other type of corporate restructuring; (iv) acquire or dispose of, or agree to acquire or dispose of, any assets; (v) create, or agree to create, an encumbrance over any assets; (vi) directly or indirectly, incur any debt or any liability; or (vii) guarantee or secure the obligations of any Person, in each case subject to Section 6.2.

1.3 Parent shall enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters. Each Consortium Member shall (if it has delivered an Equity Commitment Letter) and shall cause each of its Affiliates that has delivered an Equity Commitment Letter (if any) to comply with its obligations thereunder; provided, that no party shall have an independent right under this Agreement to enforce the Equity Commitment Letters against any Consortium Member or its Affiliates, other than as provided in the immediately preceding sentence. Notwithstanding anything in any Equity Commitment Letter to the contrary, prior to the Closing, none of the Consortium Members shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party (except for any assignment, sell-down or syndication of all or any part of its Equity Commitment to its Affiliates or limited partners of it or its Affiliates (each a “Permitted Syndication”)).

1.4 Parent shall enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement. Each Consortium Member shall (if it is a Rollover Shareholder) and shall cause each of its Affiliates that is a Rollover Shareholder (if any) to comply with such Rollover Shareholder’s obligations under the Support Agreement; provided, that no party shall have an independent right under this Agreement to enforce the Support Agreement against any Consortium Member or its Affiliates, other than as provided in the immediately preceding sentence.

1.5 Each Consortium Member shall be entitled to receive, in consideration for its Equity Commitment and Equity Rollover, the number of ordinary shares of Parent with a par value of US$0.0001 per share (“Parent Shares”) as set forth against its name in column (D) of Schedule 1 hereto, representing an ownership percentage in Parent immediately following the Transaction (the “Contemplated Ownership Percentage” of such Consortium Member) as set forth against the name of such Consortium Member in column (E) of Schedule 1 hereto, with such number of Parent Shares and Contemplated Ownership Percentage calculated based on the proportion that (i) the sum of (x) such Consortium Member’s Equity Commitment, and (y) the deemed value of such Consortium Member’s Rollover Shares (based on the Per Share Merger Consideration) contributed or deemed contributed to Parent by such Consortium Member, bears to (ii) the aggregate value contributed or deemed contributed to Parent by all shareholders (whether in the form of cash, Shares or other consideration). Parent shall issue each Consortium Member’s Parent Shares to such Consortium Member and/or any of its Affiliates as such Consortium Member may designate by reasonably advance written notice to Parent.

1.6 Parent shall use its commercially reasonable efforts to provide each Consortium Member with at least five (5) Business Days prior notice of the Closing Date under the Merger

Agreement. Any notices received by Parent pursuant to Section 9.2 of the Merger Agreement shall be promptly provided to each Consortium Member at the address set forth in such Consortium Member’s Equity Commitment Letter and/or the Support Agreement. The Founder shall use his reasonable efforts to notify the other Consortium Member promptly of any material developments regarding the transactions contemplated by this Agreement, the Merger Agreement and the other transactions contemplated by the Equity Commitment Letters, Limited Guarantees and the Support Agreement.

2.	REPRESENTATIONS AND WARRANTIES; COVENANTS

2.1 Each party hereby represents and warrants to the other parties that (i) such party has the requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary actions on the part of such party and no additional proceedings are necessary to approve this Agreement (in each case to the extent necessary), (iii) this Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement enforceable in accordance with the terms hereof, and (iv) such party’s execution, delivery and performance of this Agreement will not violate (a) any provision of its organizational documents (as applicable) or any material agreement to which such party is a party or by which such party is bound; or (b) subject to obtaining the ODI Approvals (if applicable) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such party.

2.2 Each of the Investor Members, on behalf of itself and its respective Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Investor Member (or its Affiliates) that Parent reasonably determines is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3, or (iii) any other filing or notification with any Governmental Authority in connection with the Transactions, this Agreement, or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions. Each Investor Member shall reasonably cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor Member (or any of its Affiliates), and Parent shall notify the Investor Members of the form and terms of such documents and provide the Investor Members with reasonable time and opportunity to review and comment on such documents, which Parent shall consider in good faith. Each Investor Member agrees to permit the Parent and the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its respective Affiliates’ identity and beneficial ownership, and/or ultimate controller (as applicable), of the Shares, ADSs or other Equity Securities of the Company and the nature of such party’s commitments, arrangements and understandings under this Agreement, or any other agreement or arrangement to which he or it (or any of its Affiliates) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff). Notwithstanding the foregoing, no Investor Member is required to make available to the other parties any of its internal investment committee materials or analyses or any information which it considers to be commercially sensitive information, except where disclosure of such information is specifically required by applicable Law or the SEC (or its staff).

2.3 Each Consortium Member hereby represents, warrants and covenants to the other Consortium Members that none of the information supplied in writing by such Consortium Member for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement.

2.4 Each of Parent and Merger Sub hereby represents and warrants to each of Consortium Members that it was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date hereof other than those in connection with the Transactions, and has no, and prior to the Effective Time, will have no, assets (including any equity or other interest in any Person other than Parent’s equity interests in Merger Sub), liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to the Merger Agreement and the Transactions. The Founder hereby represents, warrants and covenants to the other Consortium Members that he has not, and prior to the Effective Time, will not, cause Parent or Merger Sub to take any action inconsistent with the representations and warranties of Parent and Merger Sub in this Section 2.4.

2.5 Each Investor Member shall use its reasonable best efforts to apply for and obtain ODI Approval if such approval is needed for its (or its Affiliates’) performance of obligations hereunder and under the Equity Commitment Letter. Each party shall use his or its commercially reasonable efforts (without incurring any cost by such party) to cooperate with each Investor Member in connection with such Investor Member’s application for any ODI Approval required for its consummation of the transactions contemplated by this Agreement, the Merger Agreement and the other agreements entered into in connection therewith.

2.6  Each of Parent and Merger Sub has been conducting business at all times in compliance with any anti-corruption laws and anti-money laundering laws to which Parent or Merger Sub may be subject to (as applicable). None of Parent, Merger Sub or any of its respective directors, officers, employees, agents and other persons acting on their behalf (collectively, “Representatives”) has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (i) the making of any payment or gift or any money or anything of value to any public official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, in order to assist Parent or Merger Sub to obtain or retain business for, or direct business to Parent or Merger Sub, as applicable, or (ii) the taking of any action by any person which has violated or could reasonably be expected to, constitute a violation of any applicable anti-corruption laws, or (iii) the making of any false or fictitious entries in the books or records of Parent or Merger Sub by any person, or (iv) the using of any assets of Parent or Merger Sub for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment. None of Parent, Merger Sub or any Representatives has, directly or indirectly, (i) bribed any Investor Members, Rollover Shareholders or their respective Affiliates, (ii) offered or solicited improper properties or other benefits, or (iii) engaged in any unfair competition or illegal transfer of benefits in any manner.

3.	TERMINATION FEE

3.1 If the Merger is not consummated and the Parent Termination Fee becomes payable by Parent pursuant to Section 8.06(b) of the Merger Agreement, and any party hereto is a Defaulting Party (as defined below), notwithstanding anything provided under the Limited Guaranties, (a) the Defaulting Party shall be responsible for the entire Parent Termination Fee payable by Parent under Section 8.06(b) of the Merger Agreement and shall promptly pay an amount equal to the Parent Termination Fee to Parent by wire transfer of same day fund within one (1) Business Day following the termination of the Merger Agreement pursuant to Section 8.03(a) or Section 8.03(b) thereof; (b) in the event any of the Company’s fees and expenses shall become payable by Parent in accordance with Section 8.06(d) of the Merger Agreement, the Defaulting Party shall be responsible for all such fees and expenses payable by Parent; and (c) in the event that a Non-Defaulting Party’s (or the respective Guarantor’s) liabilities under the relevant Limited Guarantee become due and payable, the Defaulting Party shall indemnify such Non-Defaulting Party (or the respective Guarantor) in full for all payments made by, and all fees and out-of-pocket expenses incurred by, such Non-Defaulting Party (or the respective Guarantor) under such Limited Guarantee (the obligations of the Defaulting Party under this Section 3.1, collectively, the “Default Obligations”). If there is more than one Defaulting Party, each Defaulting Party shall be responsible for its Pro Rata Portion of the Default Obligations. A Defaulting Party’s “Pro Rata Portion” for the purposes of this Section 3.1 is a fraction, the numerator of which is such Defaulting Party’s Contemplated Ownership Percentage and the denominator of which is the aggregated Contemplated Ownership Percentage of all Defaulting Parties.

3.2 If the Merger is not consummated and the Parent Termination Fee becomes payable by Parent pursuant to Section 8.06(b) of the Merger Agreement, but no party is a Defaulting Party, then each party who (or whose Affiliate) also executes a Limited Guarantee shall be responsible for its (or its Affiliate’s) Guaranteed Percentage (as defined in the respective Limited Guarantee) of (i) Parent Termination Fees under Section 8.06(b) and (ii) Company’s fees and expenses under Section 8.06(d) of the Merger Agreement ((i) and (ii) collectively, the “Guaranteed Obligations”) in accordance with and subject to the terms and conditions of the Limited Guarantee executed by such party.

3.3 A “Defaulting Party” is a party hereto, the failure of whom or whose Affiliate to perform its obligation under this Agreement or, to the extent it is a party, the Support Agreement or the Equity Commitment Letter, results in the failure of the Merger to consummate. A “Non-Defaulting Party” is a party hereto who is not a Defaulting Party.

3.4 The parties shall be entitled to receive any termination, break-up or other fees or amounts payable to Parent by the Company pursuant to the Merger Agreement, to be allocated ratably in proportion to their respective Contemplated Ownership Percentages, net of the costs and expenses incurred by the Consortium in connection with the Transaction, including the fees, expenses and disbursements of Consortium Advisors retained by the Consortium (but other than fees and costs of any Separate Advisors who were retained by a party in accordance with Section 4.5 unless otherwise agreed to by the parties in writing).

4.	CERTAIN FEES AND EXPENSES

4.1 If the Merger is not consummated and any party hereto is a Defaulting Party with respect to such failure of the Merger to consummate, the parties agree that the Defaulting Party or Defaulting Parties shall bear the full amount of the Consortium Expenses, the DD Expenses and reimburse each Non-Defaulting Party and their respective Affiliates (other than the Company and its subsidiaries) for all of their other out-of-pocket costs and expenses incurred in connection with the Merger, and the fees, expenses and disbursements of any Separate Advisors to each Non-Defaulting Party engaged pursuant to Section 4.5, if any, without prejudice to any claims, rights, and remedies otherwise available to Parent, Merger Sub, or such Non-Defaulting Party and its Affiliates (including those under Section 3.1 hereof).

4.2 If the Merger is not consummated and no party hereto is a Defaulting Party, the parties agree that (i) each party shall bear the fees and out-of-pocket expenses payable by such party in connection with the Transactions incurred prior to the termination of this Agreement; and (ii) each party shall bear its portion (based on such party’s respective Guaranteed Percentage) of the Consortium Expenses. Notwithstanding the foregoing, (i) the fees, expenses and disbursements of any Separate Advisors engaged pursuant to Section 4.5 and the other out-of-pocket costs and expenses incurred in connection with any legal due diligence investigation conducted by CICC with respect to the Company, including any fees, expenses and disbursements payable to the Separate Advisors retained for such purposes (collectively, the “DD Expenses”), shall be borne solely by CICC, Surrich International Company Limited and CCB (Beijing) Investment Fund Management Co., Ltd., in proportion to such party’s respective Guaranteed Percentage, (ii) the fees, expenses and disbursements of any Separate Advisors engaged pursuant to Section 4.5 and the other out-of-pocket costs and expenses incurred in connection with any due diligence investigation conducted by other Investor Members with respect to the Company shall be borne solely by such Investor Members, and (iii) for the avoidance of doubt, the sharing of any Guaranteed Obligation shall be governed by Section 3.2 and not by this Section 4.2.

4.3 Upon consummation of the Merger and from time to time thereafter, Parent shall or shall cause the Surviving Company to reimburse each party hereto for, or pay on behalf of such party, as the case may be, all DD Expenses, all Consortium Expenses and all other fees and out-of-pocket expenses incurred by Consortium Members in connection with the Merger (including reasonable costs and expenses incurred in the defense, response, pursuit or settlement of any disputes, subpoena, arbitration or litigation relating to this Agreement or the Transactions), other than the fees, expenses and disbursements of any Separate Advisors engaged pursuant to Section 4.5 (unless they constitute DD Expenses).

4.4 For the purpose of this Agreement, “Consortium Expenses” means all fees and out-of-pocket expenses incurred by the Consortium in connection with the Transactions (including without limitations, (i) fees, reasonable expense and disbursements of joint advisors and/or consultants of the Consortium (the “Consortium Advisors”), but excluding any fees, expenses and disbursement of any Separate Advisors retained by parties pursuant to Section 4.5 unless and only to the extent such appointment and expenses are otherwise agreed to by the parties in advance in writing, (ii) fees and expenses incurred in connection with the Escrow

Account(s) set up by Parent and each of the Sponsors pursuant to the terms of Equity Commitment Letters and Escrow Agreement(s), including the fees charged by the Escrow Agent (each as defined in the Equity Commitment Letters), and (iii) reasonable costs and expenses incurred in the defense, response, pursuit or settlement of any disputes, subpoena, arbitration or litigation relating to this Agreement or the Transactions (in which cases, whether such fees and expenses are incurred prior to the termination of this Agreement or not)), in each case as supported by invoice with reasonable detail and as confirmed by the Founder and CICC.

4.5 For the purpose of this Section 4, the Consortium Members agree that Skadden, Arps, Slate, Meagher & Flom LLP has been retained and shall act as U.S. legal counsel to the Consortium as a Consortium Advisor, and King & Wood Mallesons has been retained and shall act as PRC legal counsel to the Consortium as a Consortium Advisor. Each party may retain other advisor(s) (the “Separate Advisors”) if such party requires separate representation in connection with specific issues arising out of the Transaction, provided that such party shall (i) provide prior notice to other Consortium Members, and (ii) subject to Sections 4.1, 4.2, 4.3 and 5 be solely responsible for the fees and expenses of such Separate Advisors.

4.6 Without prejudice to anything set forth under Sections 4.1, 4.2 and 4.3, to the extent any Investor Member becomes a Failing Investor, the participation of which in the Transactions is terminated pursuant to Section 6.2, such Investor Member shall bear its portion to Consortium Expenses, the DD Expenses and such other fees and expenses incurred prior to the termination of its participation in the Transaction. For the avoidance of doubt, a Failing Investor which is a Defaulting Party shall bear the full amount of the Consortium Expenses, the DD Expenses and make other reimbursements pursuant to Section 4.1.

4.7          The provisions under this Section 4 constitute the entire agreement, and supersede in full, all prior agreements, understanding, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein.

5	INDEMNIFICATION AND REIMBURSEMENT

Not with prejudice to anything hereunder, especially the agreements under Sections 3 and 4, each party hereto (an “Indemnifying Party”) hereby agrees to indemnify, reimburse and hold harmless the other parties hereto (each, an “Indemnified Party”) from and against all reasonable costs and expenses (collectively, the “Costs”) actually incurred or accrued by the Indemnified Party (including reasonable fees and expenses of counsel) in connection with the collection of any unpaid amount due from such party under Sections 3 and 4 of this Agreement.

6	EXCLUSIVITY; SHAREHOLDERS AGREEMENT; NO ACQUISITION OF ADDITIONAL SECURITIES

6.1 Commencing from the date hereof and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 7.1, unless otherwise agreed to or consented to in writing in advance by the other parties, each of the Founder and Investor Members shall:

(a)
work and cause its or his Affiliates (for purpose of this Section 6.1, the Founder’s Affiliates shall not include any Group Company) to exclusively work with the other parties and their Affiliates to implement the Merger, including to prepare, negotiate and finalize the transaction documents contemplated herein or otherwise in connection with the Merger;

(b)
not enter into any agreement, arrangement or understanding with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its Representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company;

(c)
not, directly or indirectly, either alone or with or through any Affiliates or Representatives authorized to act on its or his behalf (i) make a Competing Proposal, or solicit, encourage, facilitate or join with any other Person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other Person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Shares of the Company or any beneficial ownership thereof or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is inconsistent with the provisions of this Agreement or the transaction as contemplated under this Agreement, (v) dispose of any Shares of the Company or any beneficial ownership thereof, or directly or indirectly (A) Transfer or permit the Transfer by any of its Affiliates of an interest (including without limitation any beneficial interest) in any Shares of the Company, (B) enter into any contract, option or other arrangement or understanding with respect to a transfer or limitation on voting rights of any of the Shares of the Company or any beneficial ownership thereof, or any right, title or interest thereto or therein, or (C) deposit any Shares of the Company or any beneficial interest therein into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shares of the Company, in each case of (A) through (C), except as expressly contemplated or permitted under this Agreement or the Transaction Documents, (vi) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such party from performing its obligations under this Agreement, or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other Person regarding the matters described in clauses (i) to (vi) above;

(d)
immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all Persons conducted heretofore with respect to a Competing Proposal; and

(e)
promptly notify the other parties if it or he or, to its or his knowledge, any of its or his Representatives receives any approach or communication with respect to any Competing Proposal, including in such notice the identity of the other Persons involved and the nature and content of the approach or communication, and provide the other parties with copies of any written communication.

For the avoidance of doubt, nothing in this Section 6.1 shall prevent the Founder or any Affiliate or Representative of any Investor Member from taking any action in his capacity as a director or officer of the Company, if he determines, in his good faith judgment upon advice by the outside legal counsel of the Company, that failure to take such action is inconsistent with his fiduciary duties under applicable Law.

For the purpose of this Section 6.1, a “Competing Proposal” shall mean a proposal, offer or invitation to the Company, a party hereto or any of their respective Affiliates (other than the Transaction), that relates to a Competing Transaction.

6.2 Notwithstanding anything to the contrary under this Section 6, in the event that the Closing Conditions (other than the ODI Approval with respect to the Failing Investor (as defined below)) are satisfied or validly waived (subject to the requirements in Section 1.1), and the Consortium Members (other than the Failing Investor) are willing to proceed with the Closing, (A) the Founder shall be allowed to solicit, encourage, facilitate or otherwise invite new investor(s) to join the Consortium for the purpose of consummating the Transactions, and (B) such other Consortium Members, together with the new investor(s) so identified by the Founder, may proceed with the Closing by first terminating the participation in the Transactions of any Investor Member (a) that has not (or whose Affiliate has not) obtained the ODI Approval for its or its Affiliate’s participation in the Transaction as of the later of (x) the date that is six months prior to the Long Stop Date (which, for the purpose of this Agreement, does not include any extension permitted under the Merger Agreement) and (y) the date when the Closing Conditions (other than the ODI Approval with respect to the Failing Investor) are satisfied or validly waived (subject to the requirements in Section 1.1), or (b) that asserts (or whose Affiliate asserts) in writing its or its Affiliate’s unwillingness to fulfill its Commitment (a “Failing Investor”), such termination right to be exercised by the Founder; provided, that such termination shall not affect the rights of the remaining Consortium Members against such Failing Investor with respect to such failure or declination to fund, which rights shall be as provided in Section 3 and Section 4 hereof; provided however in the absence of any breach of its obligations under Section 2.5 hereof, a failure of any Investor Member to obtain the ODI Approval for its or its Affiliate’s participation in the Transaction shall not in any event, in and of itself constitute a breach by such Investor Member or any of its Affiliate of any terms of this Agreement, the Support Agreement, or the Equity Commitment Letters to which such Investor Member or any of its Affiliate is a party. In the event the Founder terminates a Failing Investor’s participation in the Transactions, the amount of such Failing Investor’s Equity Commitment shall be offered to new investors in such amounts as may be determined by the Founder. Notwithstanding anything to the contrary contained herein, (i) from and after the time an Investor Member becomes a Failing Investor as defined in sub-clause (b) of this Section 6.2, or the Founder terminates the participation in the Transactions of a Failing Investor as defined in sub-clause (a) of this Section 6.2, the approval or consent of such Failing Investor shall not be required for any purposes under this Agreement, and (ii) CICC Healthcare will in no event be deemed as a Failing Investor and the Founder may in no event terminate CICC Healthcare’s participation in the Transactions, in connection with or as a result of any failure to obtain the ODI Approval required for Tianjin Kangyue’s participation in the Transactions.

6.3 The parties shall negotiate in good faith and enter into concurrently with the Effective Time a shareholders agreement governing their respective rights and obligations in the Parent after the consummation of the Transaction, which shall contain terms that are (subject to mutually agreed changes) consistent with the terms set forth in the SHA Term Sheet, and such other corporate governance and shareholders protective terms customary for a privately-held company as mutually agreeable to each Consortium Member. In the event that the Consortium Members are unable to agree on the terms of the shareholders’ agreement, the terms set forth in the SHA Term Sheet shall govern with respect to the matters set forth therein following the Effective Time and until such time as the Consortium Members enter into a shareholders’ agreement. “SHA Term Sheet” means the term sheet with respect to the key terms of shareholder rights and corporate governance of Parent attached hereto as Exhibit 1.

6.4 Without the prior written consent of each other Consortium Member, no Consortium Member may (and such Consortium Member shall cause its Affiliates not to), directly or indirectly, acquire Beneficial Ownership of any Shares or other Equity Securities in the Company.

7	MISCELLANEOUS

7.1 Effectiveness; Termination. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 3,4, 5 and 7) upon the earlier of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

7.2 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each party hereto.

7.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

7.4 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties hereby acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and damages alone would not be sufficient remedy for any actual or threatened breach of this Agreement and that each party shall be entitled to seek the remedy of injunction, specific performance and other legal and equitable relief for any breach of this Agreement (without posting a bond or other security) in additional to any other remedies available to it at law or in equity.

7.5 Announcement. No announcements or other public statement regarding the subject matter of this Agreement shall be issued or made by Parent, Merger Sub or any Consortium Member or any of their respective Affiliates without the prior written consent of all Consortium Members, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements or statements are required by applicable Law, a court of competent jurisdiction, a regulatory body or securities exchange, and then only after the form and terms of such announcements or statements have been notified to the Consortium Members and the Consortium Members have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Notwithstanding the foregoing, any Consortium Member may make any Schedule 13D filings, or amendments thereto, in respect of the Company that such Consortium Member reasonably believes is required under applicable Law without the prior written consent of the other Consortium Members, provided that such Consortium Member shall coordinate with the other Consortium Members in good faith regarding the content and timing of such filings or amendments in connection with the Transactions.

7.6  Confidentiality.

(a) Except as permitted under this Section 7.6, each party shall not, and shall direct his or its Affiliates and Representatives not to, disclose any Confidential Information (as defined below) received by it or him (the “Recipient”) from any other party (the “Discloser”). Each Party shall not and shall direct his or its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transactions. “Confidential Information” includes (i) all written, oral or other information obtained in confidence by one party from any other party in connection with this Agreement or the Transactions, unless such information (A) is already known to such party prior to the disclosure thereof by the Discloser or is provided to such party by others not known by such party to be bound by a duty of confidentiality to the Discloser, or (B) is or becomes publicly available other than through a breach of this Agreement by such party or is developed independently by or for such party without using any Confidential Information, and (ii) the existence or terms of, and any negotiations or discussions relating to, this Agreement and any definitive documentation in connection with the Transactions, including the Merger Agreement.

(b) Subject to Section 7.6 (c), the Recipient shall safeguard and, upon the termination of this Agreement return to the Discloser or destroy (in the Recipient’s sole discretion and with written confirmation thereof by the Recipient), on demand, any Confidential Information which falls within clause (i) of the definition of Confidential Information, provided the Consortium Members may retain (i) copies of such Confidential Information in order to comply with legal, regulatory or internal policy requirements and (ii) any electronic data stored on the back-up tapes of the Recipient’s hardware.

(c) Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 7.6 shall continue to apply for a period of eighteen (18) months following termination of this Agreement pursuant to Section 7.1, unless otherwise agreed in writing.

(d) Notwithstanding anything to the contrary in this Agreement, a party may disclose Confidential Information (i) to those of his or its Affiliates and Representatives as such party reasonably deems necessary to give effect to or enforce this Agreement, but only on a confidential basis; or (ii) if required by applicable Law or the rules and regulations of any national securities exchange or Governmental Authority of competent jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

7.7 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of New York without regard to the conflicts of law principles thereof.  Subject to the last sentence of this Section 7.7, any action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted to HKIAC and resolved in accordance with the Administrative Arbitration Rules of HKIAC.  The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Administrative Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that this Agreement or any of the rights, interests or obligations hereunder may be assigned by an Investor Member to an Affiliate of such party hereto or in connection with a Permitted Syndication; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 7.8 shall be void.

7.9 Counterparts. This Agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

7.10 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Consortium Members may be partnerships, limited liability companies, corporations or other entities, Parent, Merger Sub and each Consortium Member covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against and no personal liability shall attach to, be imposed on or otherwise be incurred by any former, current or future direct or indirect holder of any equity, stock, general or limited partnership or limited liability company interest, controlling Person, management company, portfolio company, incorporator, director, officer, employee, agent, advisor, attorney, representative, Affiliate, members, managers, general or limited partners, shareholders, stockholders, assignees of any Consortium Member (other than any permitted assignee under Section 7.8) or of any former, current or future direct or indirect holder of any equity, stock, general or limited partnership or limited liability company interest, controlling Person, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, or assignees (other than any permitted assignee under Section 7.8) of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligation of any Consortium Member under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (in each case other than against parties to this Agreement, the Support Agreement, the Equity Commitment Letters, the Limited Guarantees (as applicable) or such other document or instrument as expressly provided therein and their respective successors and assigns).

7.11  No Third Party Beneficiaries. Except for the Persons referenced in Section 7.10, each of which is an intended third party beneficiary under Section 7.10, nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assignees any right, remedy or claim under or in respect of this Agreement or any provision hereof.

7.12   Entire Agreement. This Agreement, the Merger Agreement, the Limited Guarantees, the Equity Commitment Letters, the Support Agreement and any other agreement or instrument referenced under any of the foregoing constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

7.13 Notice. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email (unless an error message is generated with respect to such delivery by facsimile or email), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.13):

(i)	If to any Consortium Member, at the address set forth in such Consortium Member’s Equity Commitment Letter and/or the Support Agreement;

(ii)	If to Parent or Merger Sub:

Address:          1-2/F, Building 11, Zone 1, No. 8 Life Science Parkway, Changping District, Beijing, 102206, People’s Republic of China
Attention:        Mr. Sizhen Wang
Email:  sizhen.wang@genetronhealth.com

7.14 Definitions. For the purposes of this Agreement:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, including, for the avoidance of doubt, with respect to an Investor Member, any affiliated investment funds or investment vehicles that are advised, managed or sponsored by the general partner or investment manager of such Investor Member or any Affiliate thereof; provided, however, that with respect only to Investor Members that are private equity funds in the business of making investments in portfolio companies managed independently, including without limitation, Tianjin Kangyue and CICC Healthcare, no portfolio company of any such Investor Member or its Affiliates (including any portfolio company of any affiliated investment fund or investment vehicle of the Investor Member or such funds) shall be deemed to be an Affiliate of such Investor Member; provided further that solely for the purposes of Sections 6 and 7.5, “Affiliate” of Tianjin Kangyue means any Subsidiary of Tianjin Kangyue, and “Affiliate” of CICC Healthcare means any Subsidiary of CICC Healthcare.

7.15  No use of Name or Logo

Without the prior written consent of CICC, no party (other than CICC) shall, and each such party shall cause its Affiliates not to, (a) use in advertising, publicity, announcements, or otherwise, the name of CICC, or any of its Affiliates, including “China International Capital Corporation”, “中国国际金融股份有限公司”, “CICC”, “中金公司”, “CICC Capital”, “中金资本”, either alone or in combination with any associated devices and logos of the above brands or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by CICC or any of its Affiliates, except in connection with the use of such name in the Proxy Statement, the Schedule 13E-3 or any other filing or notification with any Governmental Authority in connection with the Transactions, or (b) represent, directly or indirectly, that any products or services provided by such party have been approved or endorsed by CICC or any of their Affiliates.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Mr. Sizhen Wang

/s/ Sizhen Wang

[Signature Page to Interim Investor Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Wuxi Huihongyingkang Investment Partnership (Limited Partnership)

/Seal/ Wuxi Huihongyingkang Investment Partnership (Limited Partnership)
/s/ Chunlei Zhang
By: Chunlei Zhang
Title: Authorized Representative of Executive Partner

[Signature Page to Interim Investor Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Wealth Strategy Holding Limited

/s/ Kung Hung Ka
By: Kung Hung Ka
Title: Director

[Signature Page to Interim Investor Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Surrich International Co., Ltd. (锡洲国际有限公司)

/s/ PENG Yanbao
By: PENG Yanbao
Title: Director

[Signature Page to Interim Investor Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

CICC Healthcare Investment Fund, L.P.
By: CICC Healthcare Investment Management Limited, its general partner

By: /s/ Xia Wu
Name: Xia Wu
Title: Director

/s/ Jin Wang
Name: Jin Wang
Title: Director

[Signature Page to Interim Investor Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Tianjin Kangyue Business Management Partnership (Limited Partnership) 天津康悦企业管理合伙企业(有限合伙）

/Seal/ Tianjin Kangyue Business Management Partnership (Limited Partnership)
/s/ Xia Wu
By: Xia Wu
Title: Authorized Signatory

[Signature Page to Interim Investor Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

CCB (Beijing) Investment Fund Management Co., Ltd.

/seal/ CCB (Beijing) Investment Fund Management Co., Ltd.
/s/ Yeqiang Wang
By: Yeqiang Wang
Title: Legal Representative

[Signature Page to Interim Investor Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

New Genetron Holding Limited

/s/ Sizhen Wang
By: Sizhen Wang
Title: Director

[Signature Page to Interim Investor Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Genetron New Co Limited

/s/ Sizhen Wang
By: Sizhen Wang
Title: Director

[Signature Page to Interim Investor Agreement]

SCHEDULE 1

EXHIBIT 1